                                                                    EXHIBIT 99.1

Contact:       COR Therapeutics, Inc.        Burns McClellan, Inc.
               ----------------------        ---------------------
               Peter S. Roddy                Lisa Burns
               Catherine C. Villegas         Jonathan M. Nugent
               (650) 244-6893                (212) 213-0006


FOR IMMEDIATE RELEASE



               COR THERAPEUTICS, INC. ANNOUNCES PRIVATE OFFERING
                          OF CONVERTIBLE SENIOR NOTES


South San Francisco, CA; June 6, 2001 - COR Therapeutics, Inc. (Nasdaq:CORR) announced today that it has entered into an agreement for the sale of $250 million of Convertible Senior Notes ($300 million if the over-allotment option is exercised in full) through a Rule 144A offering to qualified institutional buyers. These Notes will be convertible into COR Therapeutics common stock at a price equal to $40.10 per share, subject to adjustment in certain circumstances. The Notes will bear an interest rate of 4.5 percent per annum, will have a five-year term and will be redeemable by the company any time after June 15, 2004. COR Therapeutics has agreed to file a registration statement for the resale of the Notes and the shares of common stock issuable upon conversion of the Notes within 90 days after the closing of the offering. The offering is expected to close on June 11, 2001, subject to certain closing conditions.

The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

The statement in this press release regarding the closing of the offering is a forward-looking statement that involves risks and uncertainties, including but not limited to the risk that the closing may not occur due to the failure of required conditions to occur.


                                      ###